Exhibit 23.2

Consent of Independent Auditor

We consent to the use, in this Registration Statement on Form S-1, of our report dated April 9, 2021 related to the financial statements of Harper & Jones, LLC (the “Company”) as of December 31, 2020 and 2019, and for the years then ended, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern.

/s/ dbbmckennon

Newport Beach, California

April 12, 2021